Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT: Paul E. Freiman, President & CEO
Neurobiological Technologies, Inc.
(510) 262-1730

Roger Pondel/Rob Whetstone
PondelWilkinson Inc.
(323) 866-6050

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

THIRD QUARTER RESULTS

Richmond, California, May 10, 2004 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced net income of $1,139,000, or $0.05 per share basic and diluted, for its third quarter ended March 31, 2004. This compares to a net loss of $747,000, or $0.04 per share, basic and diluted, for the same quarter a year ago. The net income for the three months ended March 31, 2004 includes non-cash other income of $431,000 related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

Research and development expenses increased 67 percent to approximately $725,000 in the three months ended March 31, 2004 from approximately $435,000 in the same period of the prior year. The increase was primarily due to costs of manufacturing a new batch of XERECEPT™ for our Phase III trial for the treatment of peritumoral brain edema. General and administrative expenses increased 43 percent to approximately $890,000 for the three months ended March 31, 2004 from approximately $623,000 for the same quarter last year. The increase was primarily due to increased employee benefit costs and costs related to exploring strategic partnership activities. Interest income for the three months ended March 31, 2004 decreased to approximately $21,000 from approximately $30,000 for the same period in the prior year, due to lower average interest rates and lower average invested cash balances.

At March 31, 2004, the company had cash, cash equivalents and investments of approximately $22,200,000 and no long-term debt.

In January 2004, we received a $2.25 million payment from Merz Pharmaceuticals GmbH under our 1998 strategic research and marketing cooperation agreement. This payment represents a portion of the payment received by Merz pursuant to Merz’s agreement with Forest Laboratories, Inc. for the approval of Memantine (Namenda™) for the treatment of Alzheimer’s disease the United States.

In January 2004, we received a $51,700 payment from Merz under our 1998 strategic research and marketing cooperation agreement. This payment represents a portion of the royalties received by Merz on sales of Memantine (Ebixa) by H. Lundbeck A/S in Europe during the three months ended December 31, 2003.

In March 2004, we raised $19.4 million in gross offering proceeds from the sale of 3,880,000 shares of common stock at a price of $5.00 per share. Investors also received warrants to purchase an additional 582,000 shares of common stock at a price of $6.73 per share. Our net offering proceeds after fees and commissions were approximately $18.4 million. We also issued warrants to our placement agent to purchase 155,200 shares of common stock at a purchase price of $6.00 per share and 23,280 shares at $8.08 per share.

“Our third quarter once again reached a number of milestones,” stated Paul E. Freiman, president and chief executive officer of NTI. “Due to the $2.25 million payment from Merz, we achieved a profitable quarter. Namenda (Memantine), in the capable hands of Forest Labs is off to a strong start in its first quarter of sales as an anti-Alzheimer’s treatment. Progress is being made on a new dosage form of Memantine in neuropathic pain. Closely following the end of the quarter, the Phase III trial program for XERECEPT was initiated. Last but not least, we raised $19.4 million in a private placement, leaving us with the largest cash balance in our history. We wish to employ this cash toward the expansion of our pipeline. All in all, it was a very nice quarter for NTI.”

NTI will host a conference call today with interested parties beginning at 10:30 a.m. ET, 7:30 a.m. PT to review the results of operations for its fiscal 2004 third quarter and other recent events. The conference call may be heard by dialing (800) 289-0468. A telephonic replay will be available by dialing (888) 203-1112 or (719) 457-0820, code: 734934, beginning today at 1:30 p.m. through May 19th at midnight ET, 9:00 p.m. PT. The conference call will also be webcast live at http://www.shareholder.com/ntii/medialist.cfm.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

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Pursuant to a strategic research and marketing cooperation agreement with NTI and Children’s Medical Center Corporation, Merz Pharmaceuticals GmbH received rights to develop and commercialize Memantine for all indications. Merz has licensed exclusive marketing rights for Memantine in the United States to Forest Laboratories, Inc. For a number of European markets, as well as Canada, Australia and South Africa, Merz has granted exclusive marketing rights to H. Lundbeck A/S. Merz’ exclusive partner, Daiichi Suntory Pharma Co., Ltd., is developing Memantine in Japan. Merz and Lundbeck will co-market Memantine for the rest of the world. Pursuant to the agreement with Merz, NTI shares in future revenues from sales of Memantine for all indications.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for XERECEPT™; fluctuations in quarterly operating results; our dependence on others for manufacturing our products and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
REVENUES
License	$2,250,000	$281,000	$2,531,000		$1,687,000
Royalty	52,000	- -	80,000	$	- -

Total revenue	2,302,000	281,000	2,611,000		1,687,000
EXPENSES
Research and development	725,000	435,000	1,566,000		2,020,000
General and administrative	890,000	623,000	2,321,000		1,800,000

Total expenses	1,615,000	1,058,000	3,887,000		3,820,000

Operating income (loss)	687,000	(777,000)	(1,276,000)		(2,133,000)
Interest income	21,000	30,000	52,000		117,000
Other non-cash income	431,000	- -	431,000		- -

NET INCOME (LOSS)	$1,139,000	$(747,000)	$(793,000)		$(2,016,000)

BASIC NET INCOME (LOSS) PER SHARE	$0.05	$(0.04)	$(0.04)		$(0.11)

Weighted average shares used in basic net income (loss) per share calculation	20,794,541	17,984,938	19,607,037		17,846,434

DILUTED NET INCOME (LOSS) PER SHARE	$0.05	$(0.04)	$(0.04)		$(0.11)

Weighted average shares used in diluted net income (loss) per share calculation	23,608,871	17,984,938	19,607,037		17,846,434

SELECTED BALANCE SHEET DATA

	March 31, 2004	June 30, 2003
	(unaudited)	(1)
Cash and cash equivalents & investments	$22,200,000	$4,402,000
Working capital	18,115,000	4,238,000
Total assets	22,407,000	4,813,000
Deficit accumulated during development stage	(41,310,000)	(40,517,000)
Stockholders’ equity	20,009,000	4,248,000

(1) Derived from audited financial statements

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